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
                                                                        Exhibit 11
                                                                        ----------

                        CML GROUP, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                      Year Ended July 31,
                                                -----------------------------------------------------------
                                                    1995                    1994                    1993
                                                    ----                    ----                    ----
Primary earnings (loss) per share:

Weighted average number of shares
  outstanding:

Common                                            49,659,991             50,468,396              50,076,241
Shares deemed outstanding from
  the assumed exercise of stock
  options and a warrant and from
  deferred compensation awards                       721,727              1,122,362               1,919,253
                                                ------------            -----------             -----------
  Total                                           50,381,718             51,590,758              51,995,494

Net income (loss)                               $(18,920,000)           $51,719,000             $57,933,000
                                                ============            ===========             ===========

Primary earnings (loss) per share                     $(0.38)                 $1.00                   $1.11
                                                      ======                  =====                   =====
Fully diluted earnings (loss) per share:

Weighted average number of shares
  outstanding, as above                           50,381,718             51,590,758              51,995,494
Shares deemed outstanding from
  the assumed conversion of
  convertible subordinated
  debentures                                       1,919,411              2,218,649               1,109,325
Additional shares deemed
  outstanding from the assumed
  exercise of stock options                           10,651                 26,855                 122,628
                                                ------------            -----------             -----------
  Total                                           52,311,780             53,836,262              53,227,447
                                                ============            ===========             ===========
Additional income from the
  elimination of the interest cost of
  the convertible subordinated
  debentures, net of income tax effect           $ 1,821,709            $ 2,134,000             $ 1,065,000

Fully diluted earnings (loss) per share               $(0.38)                 $1.00                   $1.11
                                                      ======                  =====                   =====
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